EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2006 Stock Incentive Plan of Claymont Steel Holdings, Inc. of our report dated April 18, 2005, October 12, 2006, as to the effects of the restatement discussed in Note 17 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 17), relating to the consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows of CitiSteel USA, Inc. and Subsidiary for the year ended December 31, 2003 appearing in Claymont Steel Holdings Registration Statement on Form S-1 (File No. 333-136352), filed with the Securities and Exchange Commission.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 2, 2007